EXHIBIT 14


                                                     CONFORMED COPY

                 THIRD AMENDMENT TO MASTER SERVICE AGREEMENTS

                    This Third Amendment to the Master Service
          Agreements ("Amendment") is effective as of the date of purchase of shares of stock of Marion Merrell Dow Inc., a Delaware corporation with its principal place of business in Kansas City, Missouri ("MMD"), owned by The Dow Chemical Company, a Delaware corporation with its principal place of business in Midland, Michigan ("DOW"), by H Pharma Acquisition Corp., a Delaware corporation (the "Effective Date"). This Amendment is by and among MMD, DOW and Merrell Dow Pharmaceuticals Inc., a Delaware corporation with its principal place of business in Cincinnati, Ohio and a wholly-owned subsidiary of MMD ("MDPI").

                    WHEREAS, MMD and MDPI each made a Master
          Service Agreement dated as of December 2, 1989 with DOW, which Master Service Agreements were amended by the parties in amendments dated January 1, 1992 and May 3, 1995:

                    WHEREAS, MMD, MDPI and DOW desire to clarify rights and obligations associated with services provided by DOW under the Master Service Agreements.

                    NOW THEREFORE, the parties agree as follows:

                    1. It is the general intent of MMD, MDPI, DOW and their respective subsidiaries around the world to disengage from the various service agreements on a global basis as soon as practical and in a reasonable manner after DOW sells its shares of MMD's stock. The parties intend and acknowledge that outside of the USA the disengagement will be managed by the local DOW and MMD subsidiaries, taking into account local needs and the local service agreements.

                    2. Pursuant to Section 3 of the Amendment to Master Service Agreement dated January 1, 1992, MMD and MDPI hereby give DOW notice that as of the date that DOW sells its shares in MMD (or as soon thereafter as is practical and reasonable), MMD and MDPI are terminating the following services on a global basis: Treasury, Payroll, Human Resources, Tax, Legal, and Waste Disposal (other than waste generated at the Midland Facility). By its acknowledgment, as indicated below, DOW hereby waives the 90 days' written notice of termination regarding the above referenced services.

                    3.   After the date DOW sells its shares in
          MMD, DOW shall cause its subsidiaries to continue to provide to MMD or its subsidiaries the services currently being provided under the terms of the local services agreements, and:

                    (i)  Human Resources services for benefits
               administration in Canada through June 30, 1996;


                    (ii) information systems services in Japan,
               Korea, Hong Kong, New Zealand, and Australia through 1996; and

                    (iii) cost accounting and purchasing
               services in Europe until the PRIZM system becomes operational or the end of 1996, whichever occurs first.

                    4.   DOW agrees that various principles of
          operations (e.g. information systems, telecommunications services, treasury services, accounting guidelines, and Pharma Plant operation guidelines) shall continue in place until the related services have been terminated.

                    5.   For all services performed after the
          Effective Date under the Master Service Agreements, MMD and MDPI shall reimburse DOW 130 percent of the amount calculated according to Section 4 of the Master Service Agreement between MDPI and DOW.

                    6. At DOW's discretion DOW may waive the 90 day notice of termination regarding future terminations for any service.

                    The parties and their subsidiaries will
          continue to work together to provide a smooth transition and disengagement from DOW provided services.

                    The parties have caused this Amendment to be executed by their duly authorized representatives.

          THE DOW CHEMICAL COMPANY      MERRELL DOW PHARMACEUTICALS INC.

          /s/ Enrique C. Falla          /s/ Charles D. Dalton
          Name:  Enrique C. Falla       Name:  Charles D. Dalton
          Title: Executive Vice         Title: Vice President
                 President and
                 Chief Financial
                 Officer
                                        MARION MERRELL DOW INC.

                                        /s/ Charles D. Dalton
                                        Name:  Charles D. Dalton
                                        Title: Vice President